Exhibit 2.1

Stock purchase AGREEMENT

by and among

Cardiff Lexington Corporation

a Nevada Corporation,

Dr. Marc D Brodsky, MD, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, MD, and Dr. Robert Simon, MD

Nova Ortho and Spine, PLCC

a Florida Corporation

June 2021

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of June 4, 2021by and among Cardiff Lexington Corporation, a Nevada corporation (“Purchaser” or “CDIX”) and Nova Ortho and Spine, PLLC, (the “Company”), a Florida limited liability company located at 1903 S 25th Street, Suite 103, Fort Pierce, FL 34947, and Dr. Marc D. Brodsky, MD, and Michael Wycoki, Jr. PA. Dr. Kevin Fitzgerald, MD, and Dr. Robert Simon, MD, Florida residents (collectively, “Seller,” and together with Purchaser and the Company, the “Parties” and each individually, a “Party”).

W I T N E S S E T H:

WHEREAS, Seller owns one hundred percent (100%) of the equity interests in the Company (the “Equity Interests”), which constitute all of the issued and outstanding interests in the Company; and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, the Equity Interests subject to the terms and conditions set forth herein.

NOW THEREFORE, on the stated premises and for, and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to all the Parties to be derived here from, and for other good an valuable consideration the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Purchase and Sale. At the Closing (as defined below) and subject to the terms and conditions of this Agreement, Seller shall sell, transfer, and assign to Purchaser, and Purchaser shall acquire from Seller, all of Seller’ right, title, and interest in and to the Equity Interests in exchange for the total purchase price of Nine Million Three Hundred and Fifty-Four Thousand Three Hundred Thirty-Four Dollars ($9,354,334.00), subject to an upwards or downwards adjustment pursuant to Section 2(d) (the “Purchase Price”)

2.	Payment of Purchase Price. Subject to the terms and conditions set forth herein, Purchaser shall pay to the Seller the Purchase Price as follows:

(a)             Closing Payment. At the Closing, Purchaser shall (i) pay to Seller a cash payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Cash Payment”), and (ii) issue to Seller 894,834 shares of Series J Preferred Stock of the Company (“Preferred Stock”) with an aggregate stated value equal to Three Million Five Hundred Seventy-Nine Thousand Three Hundred and Thirty-Four Dollars ($3,579,334.00) (the “Closing Shares,” and together with the Cash Payment, the “Closing Payment”).

(b)             Supplemental Payment. In the event that the Company generates a minimum Pre-Tax Net Income of One Million Nine Hundred Seventy-Nine Thousand Three Hundred Twenty Dollars ($1,979,320.00) (the “Milestone”) in accordance with the projection set forth in Schedule 1 attached hereto (the “Projections”) on or before the date that is the one (1)-year anniversary of the Closing Date (such date, the “Milestone Date”), Purchaser shall issue to Sellers, on the Milestone Date, 818,750 shares of Preferred Stock, with an aggregate stated value equal to Three Million Two Hundred Seventy-Five Thousand Dollars ($3,275,000.00), subject to an upwards or downwards adjustment in accordance with Section 2(d) below (collectively, the “Milestone Shares”).

(c)             Issuance of Shares. Upon the Closing and on the Milestone Date, Purchaser shall take any and all actions necessary to record and give effect to the transfer of the Closing Shares or Milestone Shares, as applicable (collectively, the “Shares”), and any and all rights attendant thereto taking place pursuant hereto and, as soon as practicable following the Closing Date or Milestone Date, to the extent such Shares are certificated, shall issue, and deliver to the Purchaser the necessary Stock Power. The Seller and each Purchaser acknowledges and agrees that the transfer of Shares hereunder will be subject to and conditioned upon compliance with (i) all applicable state and federal laws and regulations and with all applicable requirements of any securities exchange on which the capital stock of the Company may be listed at the time of such issuance or transfer, and (ii) the terms and conditions of that certain Lock-Up/Leak-Out Agreement, substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), to be executed and delivered by the Parties on the Closing Date.

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(d)             Working Capital Adjustment.

(i)              Estimated Closing Working Capital. At least three (3) days before the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Capital Statement”), setting forth its good faith estimate of the Closing Working Capital (as defined in Section 2(d)(ii) below) (such estimation, the “Estimated Closing Working Capital”). The Estimated Closing Capital Statement shall (1) contain an estimated balance sheet of the Company as of the Closing Date, without giving effect to the transactions contemplated herein and (2) be accompanied by a certificate executed by each Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of the Company for the most recent fiscal year end, as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)            Closing Working Capital. Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Working Capital Statement”) setting forth its calculation of the difference between:

(X) the sum of all cash and cash equivalents, , inventory and prepaid expenses of the Company, excluding (1) an amount equal to Three Hundred Thousand Dollars ($300,000.00) as working capital for the Company; (2) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing; (3) deferred tax assets; and (4) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates (collectively, the “Current Assets”), less

(Y) the sum of all accounts payable, accrued taxes and accrued expenses of the Company, but excluding payables to any of the Company’s Affiliates, directors, employees, officers, or stockholders and any of their respective Affiliates, deferred tax liabilities and the current portion of long term debt (collectively, the “Current Liabilities”);

Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Working Capital Statement”) setting forth its calculation of Closing Working Capital, prepared in accordance with the same methods used to prepare the Estimated Working Capital Statement and accompanied by an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein).

(iii)          The post-closing adjustment shall be an amount equal to (X) the Closing Working Capital, minus (Y) the Estimated Closing Working Capital (such difference, the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Supplemental Payment shall be increased by the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Supplemental Payment shall be reduced by the amount of the Post-Closing Adjustment.

(iv)             Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

(v)               Disputes; Resolution. In the event of a dispute between Seller and Purchaser regarding the amount of the Post-Closing Adjustment, Seller and Purchaser shall have ten (10) days to informally resolve the dispute. In the event that Seller and Purchaser are unable to informally resolve the dispute, any amounts in dispute shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants mutually acceptable to the parties, and any determination rendered by such independent certified public accountant shall be binding upon the parties. The fees and expenses incurred by the parties in connection to any dispute resolution under this Section 2(v) shall be paid by the prevailing party.

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3.	Closing.

(a)             Closing Date. The purchase and sale of the Equity Interests under this Agreement (the “Closing”) shall take place on or around the date hereof remotely via the exchange of signatures (or at such other place and time as the Seller and the Purchaser may mutually agree upon) (such date, the “Closing Date”).

(b)             Seller Deliverables. At the Closing, Seller shall deliver to the Purchaser:

(i)              an executed copy of the Assignment of Membership Interests, substantially in the form attached hereto as Exhibit B (the “Assignment”); executed;

(ii)             a duly executed copy of this Agreement, signed by each Seller and the Company;

(iii)           a duly executed copy of the Lock-Up Agreement;

(iv)            a release, substantially in the form attached hereto as Exhibit C (the “Release”), duly executed by each Seller and the Company;

(v)             an omnibus certificate executed by each Seller and a duly authorized officer of the Company, substantially in the form attached hereto as Exhibit D (the “Officer’s Certificate”), certifying as to (i) the matters set forth in Section 2(d)(i)(2), 3(e)(i), 3(e)(ii) and 3(e)(iii), (ii) the certificate of formation and limited liability operating agreement of the Company, (iii) a certificate of good standing, existence or equivalent certificate of the Company certified by the Secretary of State of Florida and each jurisdiction in which the Company is qualified to do business, dated within ten (10) days prior to the Closing Date, and (iv) the incumbency of each officer authorized to execute and deliver this Agreement and all Transaction Documents to which the Company is a party;

(vi)            a certificate signed by each Seller certifying that no Seller is a foreign person in accordance with Section 1445 of the U.S. Tax Code and Treasury regulations promulgated thereunder, substantially in the form attached hereto as Exhibit E (“FIRPTA Certificate”);

(vii)          A guarantee agreement, guaranteeing certain payments and the performance of certain obligations as further set forth therein, substantially in the form attached hereto as Exhibit F (the “Guaranty”), executed by each Seller and the Company; and

(viii)       such other documents, certificates and instruments required to be delivered pursuant to this Agreement on or prior to the Closing.

(c)             Purchaser Deliverables. At the Closing, Purchaser shall deliver to Seller:

(i)              an executed copy of this Agreement;

(ii)             an executed copy of the Lock-Up Agreement;

(iii)           an executed copy of the Assignment Agreement;

(iv)            [an executed and completed Stock Power and Assignment Separate from Stock Certificate in substantially the form attached hereto as Exhibit G (the “Stock Power”);

(v)             Audited financial statements of Purchaser for the fiscal years ending in 2019 and 2020;

(vi)           the Closing Payment by wire transfer into accounts designated by the Sellers; and

(vii)         such other documents, certificates and instruments required to be delivered pursuant to this Agreement on or prior to the Closing.

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(d)             Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated hereunder is subject to the satisfaction or waiver of the following conditions of Purchaser as of the Closing:

(i)              the representations and warranties of Purchaser in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(ii)            Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iii)          Purchaser shall have obtained any and all consents, permits, approvals, registrations, and waivers necessary or appropriate for consummation of the transactions contemplated herein.

(e)             Purchaser’s Closing Conditions. The obligation of Purchaser to consummate the transactions contemplated hereunder is subject to the satisfaction or waiver of the following conditions of Seller as of the Closing:

(i)              the representations and warranties of Seller and the Company in Section 2 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date;

(ii)            Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date;

(iii)          Seller shall have completed the conversion of “Nova Ortho and Spine, PLLC” into the Company; and

(iv)           Seller shall have obtained any and all consents, permits, approvals, registrations, and waivers necessary or appropriate for consummation of the transactions contemplated herein with respect to the transactions contemplated hereby.

(f)              Conditions of All Parties. The obligations of each Party to consummate the transactions contemplated hereby are subject to compliance with applicable state and federal securities laws, including the availability of an exemption of registration in connection with Purchaser’s issuance of the Exchange Shares to Seller.

2.	Representations and Warranties of Seller and the Company. Seller and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

(a)             Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by the Company in connection with this Agreement and the other documents referenced herein will be duly authorized on or prior to the Closing.

(b)             Power and Authority. Seller and Company each have all requisite power and authority to execute and deliver this Agreement, to carry out their respective obligations hereunder, and to consummate the transactions contemplated hereby. Seller and Company have each obtained all necessary approvals for the execution and delivery of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Company and (assuming due authorization, execution, and delivery by Purchaser) constitutes Seller’s and Company’s respective legal, valid, and binding obligation, enforceable against Seller and Company in accordance with its terms.

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(c)             Non-Contravention. Other than as set forth in Schedule 2(c), neither the execution, delivery or performance of this Agreement or any other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby by the Company nor the consummation of the transactions contemplated by this Agreement will (i) violate any law or governmental order to which the Company is subject or any provision of the organizational documents of the Company or result in the creation of any Lien upon any of the assets of the Company or (ii) conflict with, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under (with or without notice or lapse of time), contravene, conflict with or result in a material violation of any of the provisions of any contract to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). The Company is not and will not be required to make any filing, declaration, or registration with, or give any notice to, or to obtain any consent or approval from, any Person in connection with: (i) the execution, delivery, or performance of this Agreement; or (ii) the consummation of the transactions contemplated by this Agreement.

(d)             Ownership and Capitalization. As of the date hereof, the authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock, of which only the Equity Interests are issued and outstanding. The Seller is the sole record and beneficial owner of the Equity Interests. The Equity Interests represent 100% of the issued and outstanding equity of the Company and there are no options, warrants, convertible securities, or other instruments pursuant to which the Company may be obligated to offer or issue securities to any person. Seller has furnished Purchaser with a true copy of the Company’s article of incorporation and all amendments thereto.

(e)             Assets. The Company owns, licenses or leases (or prior to the Closing Date) all of the assets and properties (including intellectual property) used in or necessary to conduct the business of the Company as presently conducted (the “Business”), including, without limitation: (i) fixed assets; (ii) all books, records, spreadsheets, projections, mailing lists, customer lists, advertising and promotional materials, digital advertising, programmatic advertising, research and development, retail brands, native advertising, networks, distribution, proprietary software and technology, servers, exchange, proprietary technology, intellectual property, equipment maintenance records, accounts receivable, and all other documents used relating to the Business (whether in hard copy or electronic form); (iii) name, marks, tradename, distribution rights, consignments, affiliate agreements, contracts, and all computers and related software, websites, office equipment, and office supplies used by the Company in the Business; fixtures and furniture, instruments, 3 C-Arms, supplies, used in the Business; phone system and any other technological equipment used by the Business; the trade name “Nova Ortho and Spine, PLLC” and associated goodwill and all copyrights, patents, trademarks, trade secrets, telephone numbers; the internet domains and all variants owned by Seller and/or used in the Business; all social media accounts, including, without limitation Facebook, Google Plus, LinkedIn, Twitter and YouTube and any and all similar accounts, used in the Business; and other intellectual property and associated goodwill, and all Inventory; and (iv) free and clear of any security interests, mortgages or other encumbrances, except as otherwise mutually agreed to in this Agreement. This includes all clinic locations.

(f)             Validity of Company Equity Interests. The Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own the Equity Interests, free and clear of all encumbrances. The Equity Interests were issued in compliance with applicable laws. None of the Equity Interests were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any person. There are no outstanding options, warrants, convertible securities, or other instruments obligating the Company to issue any securities to any other person.

(g)             Subsidiaries. The Company does not (a) own of record or beneficially (i) any shares, capital stock, securities convertible into shares or capital stock or any other equity interest, joint venture interest, partnership interest or debt security of any corporation or (ii) any equity interest or debt security in any entity or (b) control, directly or indirectly, any other entity.

(h)             Litigation. Except as set forth in Schedule 2(h), there is no legal proceeding pending or, to the knowledge of Seller, currently threatened against the Company or its properties, assets, or businesses. The Company is not a party or subject to the provisions of any governmental order.

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(i)              Intellectual Property. Schedule 2(i) sets forth in a true, correct, and complete manner: (i) each patent, trademark, tradename, or other intellectual property right or asset (“Intellectual Property”) in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person or otherwise); (ii) the jurisdiction in which such item of Intellectual Property has been registered or filed and the applicable registration or serial number; and (iii) any other person that has an ownership interest in such item of Intellectual Property and the nature of such ownership interest. Each of the Patents that is owned solely by the Company (and with respect to any co-owned Patents), properly identifies by name each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or pending. In each case where the Company has acquired ownership of Intellectual Property from any other Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title, and interest in such Intellectual Property to the Company, and the Company has recorded each such assignment with the applicable governmental body. No Intellectual Property that is listed or required to be listed on Schedule 2(i) is or has been involved in any interference, opposition, reissue, reexamination, revocation, inter parties review or equivalent proceeding, in which the scope, validity or enforceability of any such Intellectual Property is being or has been contested or challenged and, to the Company’s knowledge, no such proceeding has been threatened with respect to any such Intellectual Property. The Company has made all necessary payments of all registration, maintenance, and renewal fees in respect of such Intellectual Property. The Company has good, valid, unexpired, and enforceable title (free and clear of all Liens) or otherwise possesses adequate rights to use to all of the Intellectual Property used in, held for use in, or necessary to enable operation of its business as now being conducted. There is no Intellectual Property owned by any third party that (i) is required by the Company to conduct its business as currently conducted and (ii) the Company is not currently authorized to use. The Company is in compliance with all contractual obligations relating the protection of such of the Intellectual Property it uses pursuant to any license or other agreement. Schedule 2(i) identifies each contract pursuant to which (i) any Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than non-exclusive licenses to Open Source Software and Off-the-Shelf Software), or (ii) any third party covenants with the Company not to sue or assert a claim with respect to its Intellectual Property (other than non-exclusive licenses to Open Source Software and Off-the-Shelf Software). Except with respect to Off-the-Shelf Software, the Company is not obligated under any Contract to make any royalty or similar payments to any owner or licensor of, or other claimant to, any Intellectual Property as a result of Company’s use of such Intellectual Property. Schedule 2(i) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property (other than non-exclusive licenses granted to customers of the Company in the ordinary course of business).

(j)             No Conflict. The execution, delivery and performance by Seller and the Company of this Agreement does not conflict with, violate, or result in the breach of, or create any encumbrance on the Equity Interests pursuant to, any agreement, instrument, order, judgment, decree, law, or governmental regulation to which any of Seller or the Company is a party or is subject or by which the Company Equity Interests are bound.

(k)            No Consents or Approvals. No governmental, administrative, or other third-party consents or approvals are required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(l)              No Actions. Except as set forth on Schedule 2(l), there are no actions, suits, claims, investigations, or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller or the Company that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

(m)           Financial Statements. The Financial Statements set forth on Schedule 2(m) have been prepared in accordance with accounting principles applied on a consistent basis throughout the period involved, subject, in the case of the interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the annual Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Financial Statements have been audited by an auditor who is qualified by the Public Company Accounting Oversight Board (“PBAOC”). For the purposes of this Agreement, “Financial Statements” shall mean the Company’s balance sheet and related statement of income for the fiscal year ended December 31, 2019 and 2020 and the one fiscal quarter ended March 31st , 2021 as delivered to Purchaser.

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(n)            Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) those which are adequately reflected or reserved against in the Financial Statements, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements and which are not, individually or in the aggregate, material in amount. Schedule 2(n), of the Disclosure Schedule attached hereto, lists all liabilities in excess of Five Thousand Dollars ($5,000.00) that have been incurred by the Company since February 3rd, 2021.

(o)             Indebtedness. As at the Closing Date, the Company will have no Indebtedness except as set forth on the Schedule 2(o) or on the Company’s financial statements. For the purposes of this Agreement, “Indebtedness” means without duplication and with respect to the Company, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services, (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (vii) guarantees made by the Company on behalf of any third-party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vii).

(p)             Absence of Certain Changes. Since the date of the most recent Financial Statements, there has been no material adverse change with respect to the Company, its assets, financial condition, or results of operation, including without limitation, its relationships with customers and suppliers, except for changes reflected in the Financial Statements.

(q)             Accounts Receivable and Inventory. All accounts receivable of the Company reflected in the Financial Statements represent valid obligations arising from sales made or services performed by the Company and its subsidiaries in the ordinary course of business.

(r)              Sufficiency of Assets. The buildings, offices, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

(s)             Employees. Schedule 2(s) contains a true, complete, and correct list of the Company’s employees (including agents and consultants, including any leased employees, rendering services to the Company in any capacity) and their rates of compensation, dates of hire, and other related employee data, all as of the date of this Agreement. To the best of Seller’s knowledge there is no threatened employee strike, work stoppage, or labor dispute pertaining to such employees. No union representation question exists respecting any employees of the Company. No collective bargaining agreement, labor contract, letter of understanding, or contract with any labor union or labor organization exists or is currently being negotiated by the Company in relation to such employees, nor has any demand been made for recognition by a labor organization by or with respect to such employees, no union organizing activities by or with respect to such employees are taking place, and none of the employees are represented by any labor union or organization. There is no pending, or to the best of Seller’s knowledge, threatened EEOC charges, OSHA complaints, DOL complaints, lawsuit, or unfair labor practice claims related to the employees.

(t)             Customers. Schedule 2(t) sets forth a list of the 20 largest customers of the Company (measured by dollar value of aggregate revenue) (the “Top Customers”) and the 20 largest suppliers or service providers of the Company (measured by dollar value of aggregate payments) (the “Top Suppliers”), in each case, for the twelve (12) month period ended September 30, 2020. Within the last twelve (12) months, no Top Customer or Top Supplier has provided notice that it intends to cease doing business with or materially decrease the amount of business done with the Company or materially alter the terms upon which it is willing to do business with the Company (whether related to payment, price, quantity or otherwise).

(u)             Material Customers. The Company has not received any notice, and has no reason to believe, that any of its material customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

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(v)             Material Agreements. Schedule 2(v) sets forth all material contracts, agreements, plans, leases, policies, licenses, and other arrangements necessary or desirable for the Company to conduct it business in the ordinary course of business consistent with past practices (the “Material Agreements”). All such Material Agreements are in full force and effect and are enforceable in accordance with their respective terms. The Company is not in material breach of or in default under, and, to the knowledge of Seller and the Company, no other party to any such Material Agreement is in breach of or in default under any such Material Agreement, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default.

(w)           Taxes. Except as set forth on Schedule 2(w), all international, federal, and state income tax returns and all other tax returns required to be filed by the Company have been filed or provisions have been made therefore. All international, federal, state, and local taxes and assessments including, without limitation, estimated tax payments, excise, VAT, unemployment, social security, occupation, franchise, property, sales and use taxes, and all penalties and interest in respect thereof now or heretofore due and payable by or with respect to the Company or its business, have been paid. All international, federal, state, and local taxes required to be withheld by the Company, including, without limitation, withholding taxes, social security, and any similar taxes, have been withheld and paid to the appropriate taxing authority as required by applicable law.

(x)             Bank Accounts. Schedule 2(x) sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe-deposit box, (b) the name of each Person authorized to draw thereon or have access thereto as of the date hereof and (c) the account number for each bank account of the Company.

(y)             Books and Records. The minute books and stock (or other equity interest, as applicable) record books of the Company, all of which have been made available to the Parent, are accurate and complete in all material respects and have been maintained in accordance with commercially reasonable business practices. The minute books of the Company contain accurate and complete records in all material respects of all formal meetings held and corporate actions taken in such meetings by the Company’s stockholders, directors, and committees of the board of directors (or other governing body) during the periods represented thereby. At the Effective Time, all such minute books and stock or other equity holder record books will be in the possession of the Company, provided that such minutes may be redacted with respect to matters of attorney-client privilege or matters relating to the transactions contemplated hereby.

(z)             Contracts.

(i)              Schedule 6(z) lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (other than the Transaction Documents):

(A)	any agreement (or group of related agreements) for the lease of personal property from or to third parties which provides for lease payments in excess of Twenty Thousand Dollars ($20,000.00) per annum and which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

(B)	any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (x) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of Twenty Thousand Dollars ($20,000.00), or (y) in which the Company or any Company Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(C)	any agreement which, to the knowledge of the Company, establishes a material joint venture or legal partnership;

(D)	any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location; there is a balance of a noncompete with University which has been disclosed includes areas and accounting and billing company usage.

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(E)	any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription, stock option, restricted stock, warrant or stock purchase agreements the forms of which have been made available to Purchaser);

(F)	any agreement or commitment for capital expenditures in excess of USD $20,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed USD $100,000 in the aggregate for all projects); and

(G)	any other agreement (or group of related agreements) under which the Company is obligated to make payments or incur costs in excess of USD $20,000 in any year.

(ii)        The Company has delivered or made available to the Purchaser a complete and accurate copy of each agreement listed in Schedule 2(z). With respect to each agreement so listed, and except as set forth in Schedule 2(z): (i) the agreement is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of law or a court of equity; and (ii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.

(aa)          Reserved.

(bb)         Compliance with Laws; Permits. Except as set forth on Schedule 2(bb), the Company has complied, and is now complying in all material respects, with all laws applicable to it or its business, properties, or assets. All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from governmental authorities required for the Company to conduct its business (“Permits”) have been obtained by the Company and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit. The Company has all governmental authorizations, and has made all declarations and filings with all governmental bodies, necessary for the conduct of its business as now being conducted by it.

(cc)          Securities Law Exemptions. Seller acknowledges and agrees that the Series J Preferred Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the issuance of the Series J Preferred Stock by Purchaser to Seller is intended to be exempt from registration under the Securities Act pursuant to an exemption from registration thereunder, including without limitation Regulation D promulgated thereunder (“Regulation D”). The certificates representing the Series J Preferred Stock issued to Seller will include restrictive legends in substantially the following form:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(dd)         Securities Law Acknowledgements. Seller acknowledges and agrees that (i) neither the U.S. Securities and Exchange Commission (the “SEC”), nor the securities regulatory agency of any state or other jurisdiction, has received, considered, or passed judgment upon the accuracy or adequacy of the information and representations made in this Agreement or otherwise with respect to Purchaser or any of its securities, including the Exchanged Equity Interests; (ii) the Exchanged Equity Interests constitute “restricted securities” and may not be transferred except in compliance with applicable federal and state securities laws; (iii) Seller is an “accredited investor” as defined under Rule 501 of Regulation D and has knowledge and experience in both business and financial matters sufficient to permit Seller to evaluate the risks and merits of making an investment in Purchaser and (iv) Purchaser has provided Seller with the opportunity to ask questions and receive answers from members of management of Purchaser and has received sufficient answers or information from Purchaser.

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(ee)          No Reliance. Seller acknowledges and agrees that they are not relying on any other person in any way to perform any due diligence.

(ff)           Full Disclosure. No representation or warranty by Seller or the Company in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Assets. The Company has good and transferable title to all of the assets used in connection with its business, in each case, free and clear of all mortgages, liens, security interests, charges, options, claims, restrictions, or encumbrances of any kind (“Liens”). The assets constitute all the assets necessary to run the Company’s business in a manner consistent with past practice.

(gg)         Proceedings. There is no action, suit, proceeding, arbitration, or litigation (collectively, “Proceedings”) pending or, to the knowledge of Seller, threatened against Seller or the Company. To the knowledge of Seller, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim, or investigation. Neither the Seller nor the Company are subject to or in default with respect to any notice, order, writ, injunction, or decree of any court, agency, authority, or arbitration tribunal. There are no known litigation events for company, however each individual of the sellers party, has been or is currently involved in litigation. The cases have no interest in any form with the corporation.

(hh)         Employee Matters. Except as otherwise disclosed, Company has no written employment, consulting, or similar agreement with any employee, director, officer, agent, consultant, or professional adviser of Company. There are no severance payments that are or could become payable by the Company to any such person under the terms of any oral or written agreement or commitment or any law, custom, trade, or practice. There are no other material agreements, contracts, or commitments, oral or written, between Company and any such person relating to the person’s employment or engagement. To the knowledge of Seller, no executive officer or material management-level or senior employee of the Company has any plans to terminate the employee’s employment or relationship with the Company. The Company is and has been in compliance with all applicable laws respecting employment and employment practices, terms, and conditions of employment. The Company is not or has not been liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing. All persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company , and who has been treated by the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

(ii)            Taxes. The Company has filed on a timely basis all tax returns required to have been filed by the Company. All taxes required to have been paid by the Company (and Seller with respect to allocated profits and losses of the Company) have been paid on a timely basis. There are no encumbrances on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any tax. Company has complied with all applicable laws, rules, and regulations relating to withholding taxes (including withholding of taxes from distributions or dividends to its shareholders), and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper government authority all amounts required to have been so withheld and paid. There are no existing circumstances that reasonably may be expected to result in the assertion of any material claim for taxes against Company by any government authority with respect to any period for which tax returns are required to have been filed or tax is required to have been paid. There is no audit or other proceeding presently pending or, to the knowledge of Company, threatened with regard to any tax liability or tax return of Company.

(jj)            Insurance. Schedule 2(kk) sets forth a true, complete, and correct list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers, or directors (or equivalents) of the Company, and the Company has made available to the Parent accurate and complete copies of all such insurance policies. Each of such insurance policies is in full force and effect. The Company has not received any notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. No claims by the Company were made or pending, and there currently are no such claims pending, under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All of the insurance policies set forth on Schedule 2(kk) are legal, valid, binding, and enforceable, and in full force and effect, and the Company is not in breach or default with respect to its obligations under any such insurance policy. All premiums payable by the Company under such policies and bonds have been paid. The Company has complied in all material respects with the provisions of such policies and bonds applicable to them.

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(kk)         Organizational Documents. The organizational documents of the Company are in full force and effect in the form made available to the Parent.

(ll)           Brokers. All parties Agree to a potential consulting fee to be earned from the closing of the transaction as contemplated herein to a third-party The Absolute Medical Group who have introduced the parties and would be entitled to said consulting fee only by reason of the subsequent closing of a transaction. As compensation, under separate agreement, Buyer is wholly responsible to pay The Absolute Medical Group

(mm)       No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, Seller AND THE COMPANY EACH EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF COMPANY OR ITS ASSETS, AND Seller AND COMPANY. EACH SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF COMPANY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND Purchaser SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

3.	Representation and Warranties of Purchaser.

(a)            Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)            Power and Authority. Purchaser has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(c)            Capitalization. As of the date of this Agreement, (i) Purchaser has authorized 7,500,000,000 shares of Common Stock, at $0.001 par value per share, of which 109,994,821 shares are issued and outstanding as of April 12th, 2021, (ii) Purchaser has authorized 1,000,000,000 shares of blank check preferred stock, at $0.001 par value, of which 198,150,504 shares are issued and outstanding as of April 12th, 2021, and (iii) Purchaser has authorized 836,197,383 shares of Series A through Series R Preferred Stock, which contain such rights, privileges and designations as the board of directors of Purchaser may from time to time designate. A description of Purchaser’s series of preferred stock (Series A through Series R) are set forth on Schedule 3(c).

(d)             The Series J Preferred Stock shall have such rights and preferences as specifically set forth in Purchaser’s Articles of Incorporation, and any associated certificate of designation, as such may be amended and restated and restated from time to time.

4.	Covenants of the Parties.

(a)            Operation of the Company’s Business. From the date hereof, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Company and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

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(b)           Access to Information and Properties. From the date hereof Seller shall, and shall cause the Company to, (a) afford Purchaser and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of Seller and the Company to cooperate with Purchaser in its investigation of the Company. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or the Company in this Agreement.

(c)            Confidentiality; Public Announcements. From and after the Closing, Seller shall, and shall hold, and shall use their reasonable best efforts to cause their representatives to hold, in confidence any and all information, whether written or oral, concerning the Company. If Seller or any of Seller’s representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Purchaser shall pay the costs of complying with the provisions of this Section 8(c). Unless otherwise required by applicable federal securities laws, pending the Closing Date, none of the Parties shall make any public announcements of this Agreement or the transactions contemplated hereby.

(d)             Consents and Approvals. Seller and Purchaser shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties whose consent or approval to the transactions contemplated by this Agreement are required (including consents and approvals from any governmental authorities).

(e)             Maintenance of Accounting and Financial Records After Closing. From and after the Closing, the Company agrees to keep all accounting current with proof of expenditure or supporting documents for all transactions. QuickBooks Online or such other software as mandated by Purchaser must be used to manage and maintain all records. Seller agrees to work with Purchaser and its representatives to provide all reports or documentation that may been necessary for Purchaser to consolidate the Company’s financial statements with those of Purchaser in the time frame necessary to permit Purchaser to timely file its periodic and other reports with the SEC.

(f)              Maintenance of Books and Records After Closing. After the Closing, Seller and the Company shall deliver to Purchaser copies of such company records of the Company as Purchaser may reasonably request and which are in the possession or control of Seller or the Company, as applicable. The Company and Purchaser further agree that after the Closing, each will have access, upon prior reasonable written request and at any reasonable time, during normal business hours, to the other’s officers and employees, and to the other’s books and records relating to the Company and each shall have the right to make copies of such books and records; provided, however, that such access shall be solely for the purpose of enabling such Party to prepare financial statements and tax returns, respond to audit inquiries, and any litigation, claims, collection or arbitration matters related to the Company or for such other business purposes as the Company and Purchaser may mutually agree. For purposes of this Section 8(f), books and records shall not include employee personnel records, employee medical records, records subject to the attorney-client privilege and records the disclosure of which is prohibited or protected from disclosure by law. Neither the Company nor Purchaser (nor any of their respective officers, directors, members, managers, employees, agents, or representatives) shall destroy or discard any books and records relating to the Company without first providing the other Party adequate opportunity to retrieve or copy such books and records.

(g)             Audited Financial Statements. In order to comply with applicable federal securities laws, Parent and Company have engaged a recognized independent PCAOB auditing firm (“Independent Auditors”) who conducted an audit of the financial statements of the Company for the fiscal year ended December 31, 2019 and 2020 and unaudited financial statements for the first quarter of 2021 (“Financial Statements”). In addition, the Independent Auditor will review (but not audit) the Closing Balance Sheet submitted by the Company. The cost of such audit and review shall be paid and expensed by the Company post Closing, as a subsidiary of the Purchaser. If required, the Parties shall use their collective best efforts to assist the Independent Auditor in completing such audit within sixty (60) days of closing.

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(h)             Employee Obligations. From and after the Closing Date, the Company shall be solely responsible for any and all obligations and Liabilities related to its employees, including with regard to any health, welfare, or other benefit programs. Purchaser shall not have any obligation or Liability with respect to any officer, director, or employee of the Company, except as specifically provided in the Employment Agreement.

(i)              Additional Dilution. As mutually agreed by Purchaser and the Company, on a case-by-case basis, Purchaser may issue additional securities, including shares of Series J Preferred Stock, to third parties identified by Company or Purchaser in exchange for contributions of assets of measurable value. Purchaser may in the future issue warrants to purchase securities, including shares of Series J Preferred Stock or common stock, and such other instruments to third parties as mutually agreed by the parties. Seller acknowledges in such event Purchaser shall receive additional compensation, as mutually agreed by Purchaser and Seller, in exchange for any such future equity or capital contributions.

(j)              Non-Compete; Non-Solicitation.

(i)              For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in pursuit of, or employment under, any individual or entity (as each of the foregoing are referenced in this Section 4(k), a “Person”) providing orthopedic diagnostic and treatment services (the “Restricted Business”) within a twenty-five (25) mile radius of any location currently owned or acquired, or opened by the Company or operated by the Company within 24 months of the Closing Date (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly, or indirectly, own five percent (5%) or more of any class of securities of such Person.

(ii)            During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 4(k) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Purchaser; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(iii)          During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(iv)           (d) Seller acknowledges that a breach or threatened breach of this Section 4(k) would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(v)             Seller acknowledges that the restrictions contained in this Section 4(k) are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4(k) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 4(k) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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(k)             Administration Fee. From and after the Closing, the Company shall pay to Purchaser an annual administration fee equal to the lesser of (i) five percent (5%) of the Company’s gross margin (calculated as fees received minus expenses) or (ii) Thirty Thousand Dollars ($30,000.00), which shall be due and payable as incurred in connection with Purchaser’s annual and quarterly audits and which shall be expensed by the Company.

(l)              Share Issuance Fee. From and after the Closing, the Purchaser shall be entitled to the following fees in connection with additional issuances of securities, including shares of Series J Preferred Stock (which shall not include any issuance of shares as a result of the conversion of any Series J Preferred Stock):

(i)              Purchaser, to offset expenses incurred shall be entitled to a fee of 5% of the gross proceeds of the sale to investors referred by the Seller; and

(ii)            Purchaser shall be entitled to a fee of ten percent (10%) of the gross proceeds of any sale of Shares to investors in all other cases.

5.	Survival. All of the representations and warranties contained in herein shall survive the Closing and shall continue in full force and effect thereafter for eighteen (18) months.

6.	Indemnification. This Section 10 sets forth the indemnification obligations of Seller and Purchaser.

(a)             Seller’s Indemnification. Seller shall indemnify and defend Purchaser and hold Purchaser harmless against and in respect of any and all losses, Liabilities, damages, obligations, claims, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) incurred by Purchaser resulting from any breach of any representation, warranty, covenant, or agreement made by Seller or the Company herein or in any Transaction Document .

(b)             Purchaser’s Indemnification. Purchaser shall indemnify and defend Seller and hold Seller harmless against and in respect of any and all Losses incurred by Seller resulting from any breach of any representation, warranty, covenant, or agreement made by Purchaser herein or in any Transaction Document.

(c)             Indemnification Procedures.

(i)              Any person making a claim for indemnification pursuant to this Section 10 (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a government entity or other third-party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity must be made by notice given within the applicable survival period specified in Section 9). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

(ii)            The obligations of an Indemnifying Party under this Section 10 with respect to Losses arising from claims of any third-party that are subject to the indemnification provided in this Section 10 shall be governed by and contingent upon the following additional terms and conditions:

(A)	At its option, an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

(B)	Notwithstanding this Section 10(c)(ii)A, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

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(C)	The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party.

(d)             Limitations.

(i)              Basket. Indemnified Parties shall not have any rights under Section 10 for any inaccuracy in or breach of any representation or warranty in this Agreement until the aggregate amount of all Losses that have been incurred by them for inaccuracies in or breach of such representations or warranties exceeds Twenty-Five Thousand Dollars ($25,000.00) (such amount, the “Basket”); provided that once the total amount of such Losses exceeds the Basket, then such parties shall be entitled to be indemnified for all such Losses over and above the Basket, subject to the limitations in Section 10(d)(ii); provided, further that the Basket shall not apply to claims for indemnification based on fraud.

(ii)            Cap. Notwithstanding any other provision set forth herein, the maximum aggregate amount of Losses that an Indemnified Party may recover pursuant to Section 10 from the Parent shall not exceed the amounts paid to Seller by Purchaser, except with respect to claims for Losses incurred, suffered, or sustained by any Indemnified Party in connection with or arising from fraud.

(e)             Manner of Payment. All claims for indemnification under this Section 10 against the Purchaser shall be made in cash. Except for acts or omissions by Seller or the Company constituting common law fraud, any indemnification obligations of Seller pursuant to this Section 10 shall as follows:

(i)              First, via the forfeiture of the Exchange Shares equal to the value of the Losses to be reimbursed pursuant to this Section 10; and

(ii)             Finally, against the cash portion of the Purchase Price.

In the event of a finding by a court of competent jurisdiction from which no appeal can or has been taken that the Seller committed common law fraud, the payment of such indemnified amount shall be made in cash by Seller.

7.	Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8.	LEGENDS. Any certificates representing the Shares shall have endorsed thereon the following legends, together with any legends required by applicable securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THAT CERTAIN LOCK-UP AGREEMENT DATED JUNE 4 2021 BETWEEN THE COMPANY AND THE STOCKHOLDER WHICH RESTRICTS THE SALE, PLEDGE OR TRANSFER OF THE SHARES AS SET FORTH THEREIN AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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9.	Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing or written electronic communication and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid) or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

(a)             If to Purchaser, to:

Cardiff Lexington Corporation.

3200 Bel Air Drive

Las Vegas, NV 89109

Attn: Alex H. Cunningham, CEO

Email: alex@cardifflexington.com

With a copy to:

Nelson Mullins Riley & Scarborough LLP

Glenlake One, Suite 200

4140 Parklake Avenue

Raleigh, NC 27612

Attn: W. David Mannheim

Email: david.mannheim@nelsonmullins.com

(b)   If to Seller, to:

Marc D. Brodsky, MD

4976 SW Leighton Farm Avenue

Palm City, FL 34990

Michael Wycoki, Jr., PA

1701 SW San Antonio Drive

Palm City, FL 34990

Kevin Fitzgerald, MD

6328 SW Key Deer Lane

Palm city, FL 34990

Robert Simon, MD

8381 Woodsmuir Drive

Palm Beach Gardens, FL 33412-1631

With a copy to:

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11.	Attorneys’ Fees. In the event that any Party hereto institutes any legal suit, action or proceeding, including arbitration, against another Party in respect of a matter arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

12.	Entire Agreement. The Transaction Documents, including their exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

13.	Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

14.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.	Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.	Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Nevada in each case located in Clark County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

18.	Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the date first written above.

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

THIS MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT (this “Assignment”) is delivered in connection to that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Dr. Marc D. Brodsky, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, and Dr. Robert Simon, MD (collectively, the “Assignor”), [Nova Ortho and Spine LLC, a Florida limited liability company] (the “Company”), and Cardiff Lexington Corporation, a Nevada Corporation (“Assignee”). Capitalized terms used but not defined herein have the meaning set forth in the Purchase Agreement.

WHEREAS Assignors own one hundred percent (100%) of the equity interests in the Company;

WHEREAS Assignor desires to assign, transfer, and sell to Assignee, and Assignee desires to accept and assume from Assignor, one hundred percent (100%) of the equity interests in the Company (collectively, the “Assigned Interests”), pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment and Assumption. Assignor hereby assigns and transfers to Assignee all of the Assignor's right, title, and interest in and to the Assigned Interest, including all voting, consent, and financial rights now or hereafter existing and associated with ownership of the Assigned Interest. Assignee: (a) accepts the assignment of all of Assignor's right, title, and interest in and to the Assigned Interest; and (b) agrees to be bound by all of the terms, covenants, and conditions of this Assignment.

2.	Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

3.	Miscellaneous. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and all other instruments referred to herein shall be governed by, and shall be construed according to, the laws of the State of Nevada, without regard to conflict of law rules. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Assignment delivered by either facsimile or email shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment. This Assignment may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Assignment on the date first written above.

PURCHASER:

CARDIFF LEXINGTON CORPORATION

By: /s/ ALEX H. CUNNINGHAM
Name:ALEX H. CUNNINGHAM
Title: CEO

THE COMPANY

NOVA ORTHO AND SPINE, PLLC

By: /s/ MARC D. BRODSKY
Name: MARC D. BRODSKY
Title: CEO

SELLERS:

By:	Dr. Marc D. Brodsky	By:	Michael Wycoki, Jr., PA

By:	Dr. Kevin Fitzgerald	By:	Dr. Robert Simon, MD

[Signature Page to Stock Purchase Agreement]

20

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

Exhibit A-21

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

THIS MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT (this “Assignment”) is delivered in connection to that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Dr. Marc D. Brodsky, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, and Dr. Robert Simon, MD (collectively, the “Assignor”), [Nova Ortho and Spine LLC, a Florida limited liability company] (the “Company”), and Cardiff Lexington Corporation, a Nevada Corporation (“Assignee”). Capitalized terms used but not defined herein have the meaning set forth in the Purchase Agreement.

WHEREAS Assignors own one hundred percent (100%) of the equity interests in the Company;

WHEREAS Assignor desires to assign, transfer, and sell to Assignee, and Assignee desires to accept and assume from Assignor, one hundred percent (100%) of the equity interests in the Company (collectively, the “Assigned Interests”), pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment and Assumption. Assignor hereby assigns and transfers to Assignee all of the Assignor's right, title, and interest in and to the Assigned Interest, including all voting, consent, and financial rights now or hereafter existing and associated with ownership of the Assigned Interest. Assignee: (a) accepts the assignment of all of Assignor's right, title, and interest in and to the Assigned Interest; and (b) agrees to be bound by all of the terms, covenants, and conditions of this Assignment.

2.	Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

3.	Miscellaneous. This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and all other instruments referred to herein shall be governed by, and shall be construed according to, the laws of the State of Nevada, without regard to conflict of law rules. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Assignment delivered by either facsimile or email shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment. This Assignment may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

[Signature Page Follows]

Exhibit B-1

IN WITNESS WHEREOF, the Parties have executed this Assignment on the date first written above.

PURCHASER:

CARDIFF LEXINGTON CORPORATION

By:
Name:ALEX H. CUNNINGHAM
Title: CEO

SELLERS:

By:	Dr. Marc D. Brodsky	By:	Michael Wycoki, Jr., PA

By:	Dr. Kevin Fitzgerald	By:	Dr. Robert Simon, MD

Exhibit B-2

EXHIBIT C

FORM OF RELEASE

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”), dated as of June 4, 2021 is made Dr. Marc D. Brodsky, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, and Dr. Robert Simon, MD (collectively, the “Releasing Party”), in favor of [Nova Ortho and Spine LLC, a Florida limited liability company] (the “Company”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS Releasing Party owns one hundred percent (100%) of the equity interests in the Company (collectively, the “Equity Interests”);

WHEREAS, Releasing Party, the Company and Cardiff Lexington Corporation, a Nevada corporation (“Purchaser”) entered into that certain Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), dated as of the date hereof, pursuant to which Releasing Party agreed to sell, and Purchaser agreed to purchase, all of the Equity Interests in the Company; and

WHEREAS, pursuant to the Purchase Agreement, Releasing Party desires to release each the Company from all known and unknown claims, as more particularly described below.

In reliance on the foregoing facts, and in consideration of the mutual release set forth herein, the parties hereto hereby agree as follows:

1.               Release. Releasing Party, on behalf of itself, and its Affiliates, and their respective current and former officers, managers, members, employees and agents (collectively, the “Related Parties”) hereby fully, irrevocably, and unconditionally releases, acquits, satisfies and forever discharges the Company as well as the Company’s successors and assigns (collectively, the “Released Parties”), from and against any and all claims, demands, accounts, rights, sums of money, charges, contracts, agreements, promises, covenants, causes of action, including, but not limited to, negligence and all other tort actions, suits, controversies, judgments, damages, debts, obligations, equities, statutory claims or liabilities, trespasses, losses, expenses and liabilities, of whatever kind or nature whether in law or in equity, including, without limitation, all matters related to the Company’s obligations under any contract of any nature and kind whatsoever (other than the Purchase Agreement or a contract which is expressly stated pursuant to the Purchase Agreement to survive the Closing) between the Releasing Party or the Related Parties and Company (collectively, the “Claims”) that Releasing Party or the Related Parties may have against the Released Parties prior to the date hereof and the Releasing Party forever waives any right to make any claim or seek any recourse against the Related Parties related thereto.

(a) This is a full and final release, applying to all known or unknown, foreseen, or unforeseen, anticipated, or unanticipated, suspected, or unsuspected, asserted or unasserted, liquidated or unliquidated, existing, or contingent, direct, or derivative Claims that existed, may have existed, or may hereafter arise in any manner or degree from facts and circumstances whether known, or in addition to or different from those now believed to be true, occurring prior to the date of this Release. Releasing Party understands that it or the Related Parties may have Claims which have not been manifested or presently known or have not been identified as of the date of this Release, but Releasing Party nevertheless intends to and does deliberately release all of its possible future Claims that occurred through the date of this Release. The release set forth in this Section 1 expressly covers all claims or possible claims by Releasing Party and the Related Parties whether the same are known, unknown, suspected, or unsuspected, or hereafter discovered or ascertained but which exist as of the date hereof.

(b) Releasing Party agrees, on behalf of itself and the Related Parties that (i) it has not assigned, transferred, pledged or otherwise alienated any of its rights under or with respect to any Claim, and (ii) it will forever refrain and forebear from instituting, commencing or prosecuting any litigation, action or other proceeding of any kind whatsoever, by way of action, claim, defense, set-off, cross-complaint, counterclaim or third-party action, against the Released Parties based on, or arising out of or in connection with any Claim.

2.               Governing Law. THIS RELEASE, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PROVISIONS THEREOF.

Exhibit C-3

3.               Entire Agreement; Amendments. This Release constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, of the parties hereto with respect to the subject matter hereof. This Release may be amended, modified, or waived only by a written instrument executed by the parties hereto.

4.               Severability. If any provision of this Release is held invalid, illegal, or unenforceable in any jurisdiction, the remainder of this Release, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

5.               Titles and Captions. All section or paragraph titles or captions in this Release are for convenience only, shall not be deemed part of this Release, and in no way define, limit, extend or describe the scope or intent of any provision hereof.

6.               Counterparts. This Release may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement. Facsimile or PDF signatures shall be deemed original.

[Remainder of page intentionally left blank. Signature page follows]

Exhibit C-1

IN WITNESS WHEREOF, the Parties have executed this Release on the date first written above.

THE COMPANY

[NOVA ORTHO AND SPINE, LLC]

By: ____________________________
Name: MARC D. BRODSKY
Title: CEO

SELLERS:

By:	Dr. Marc D. Brodsky	By:	Michael Wycoki, Jr., PA

By:	Dr. Kevin Fitzgerald	By:	Dr. Robert Simon, MD

Exhibit C-2

EXHIBIT D

FORM OF OFFICER CERTIFICATE

OMNIBUS OFFICER’S CERTIFICATE

This officer’s certificate is delivered by Dr. Marc D. Brodsky, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, and Dr. Robert Simon, MD (collectively, the “Sellers,”) on behalf of themselves and on behalf of on behalf of [NOVA ORTHO AND SPINE LLC, a Florida limited liability company] (the “Company”) in connection to that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Sellers, the Company and Cardiff Lexington Corporation, a Nevada Corporation (“Purchaser”). Capitalized terms used but not defined herein have the meaning set forth in the Purchase Agreement.

Each of the undersigned certifies as to the following, individually and on behalf of the Company, as applicable, as of the date hereof:

1.               Attached hereto as Exhibit A is a true, correct, and complete copy of the Estimated Closing Working Capital Statement as of the date hereof (the “Statement”). The Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used by Seller in the preparation of the audited financial statements of the Company for the most recent fiscal year end, as if such Statement was being prepared and audited as of a fiscal year end. The Statement has not been amended, modified, or supplemented, except as attached hereto.

2.               Attached hereto as Exhibit B is a true, correct, and complete copy of the Articles of Organization of the Company, certified by the Secretary of State of the State of Florida, together with all amendments thereto (the “Certificate”), which Certificate is in full force and effect as of the date hereof and has not been modified, amended, or rescinded, except as attached hereto.

3.               Attached hereto as Exhibit C is a true, correct, and complete copy of the limited liability operating agreement of the Company, together with all amendments thereto (the “Operating Agreement”), which operating agreement is in full force and effect on the date hereof and has not been amended, modified, or rescinded, except as attached hereto.

4.               Attached hereto as Exhibit D are true, correct, and complete copies of the Certificate of Good Standing, Certificate of Status, or equivalent certificate, (the “Certificates of Good Standing”) dated within ten (10) days of the Closing, certified by the Secretary of State of the State of Florida and each other state in which the Company is required to be qualified to do business.

5.               Each individual set forth below is a duly elected, qualified and acting officer of the Company holding the office or offices set forth opposite his or her name, the signature appearing opposite each name below is the true and genuine signature of that individual, and each of the individuals listed below are authorized to execute and deliver on behalf of the Company, each of the Transaction Document to which the Company is a party and all other agreements, documents and certificates to be delivered by the Company in connection thereto.

Name	Signature	Office
[NAME]	_______________________	[TITLE]
[NAME]	_______________________	[TITLE]
[NAME]	_______________________	[TITLE]
[NAME]	_______________________	[TITLE]

[Signature Page Follows]

Exhibit D-3

IN WITNESS WHEREOF, the undersigned has executed this Officer’s as of the date first written above.

SELLERS:

By:	Dr. Marc D. Brodsky, MD	By:	Michael Wycoki, Jr., PA

By:	Dr. Kevin Fitzgerald, MD	By:	Dr. Robert Simon, MD

COMPANY: [NOVA ORTHO AND SPINE, LLC], a Florida limited liability company
By: ______________________________ [NAME], [TITLE]

Exhibit D-4

Exhibit A

Statement

Exhibit D-5

EXHIBIT B

Certificate

Exhibit D-6

EXHIBIT C

Management Agreement

Exhibit D-7

EXHIBIT D

Certificates of Good Standing

Exhibit D-8

exhibit e

form of firpta

AFFIDAVIT AND CERTIFICATE OF NON-FOREIGN STATUS

This Affidavit and Certificate of Non-Foreign Status (this “Certificate”) certificate is delivered by Dr. Marc D. Brodsky, Michael Wycoki, Jr., PA, Dr. Kevin Fitzgerald, and Dr. Robert Simon, MD (collectively, the “Transferors,” and each individually, a “Transferor”), in connection to that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Sellers, [Nova Ortho and Spine, LLC, a Florida limited liability company], and Cardiff Lexington Corporation, a Nevada corporation (the “Transferee”).

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Transferee that withholding of tax is not required upon the consummation of the transactions contemplated in the Purchase Agreement, each Transferor hereby certifies as follows:

1.	Each Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Each Transferor is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii); and

3.	The tax identification number and address of each Transferor is set forth below:

Transferor Name	Transferor SSN	Transferor Address
Dr. Marc D. Brodsky, MD
Michael Wycoki, Jr., PA
Dr. Kevin Fitzgerald, MD
Dr. Robert Simon, MD

IN WITNESS WHEREOF, each Transferor has signed this Certificate on this [__] day of [__], 2021.

By:	Dr. Marc D. Brodsky, MD	By:	Michael Wycoki, Jr., PA

By:	Dr. Kevin Fitzgerald, MD	By:	Dr. Robert Simon, MD

Exhibit D-9

EXHIBIT F

FORM OF GUARANTY

Guaranty

THIS PERSONAL GUARANTY OF PERFORMANCE (this “Guaranty”) is made as of the 31st day of May, 2021, by Dr. Marc D. Brodsky, Michael Wycoki, Jr., PA, and Dr. Kevin Fitzgerald, individual Florida residents (each, a “Guarantor,” and collectively, the “Guarantors”), in favor of [Nova Ortho and Spine, LLC, a Florida limited liability company] (the “Beneficiary”).

WI T N E S S E T H:

WHEREAS, Guarantors, Beneficiary and Cardiff Lexington Corporation, a Nevada Corporation (“CDIX”) are parties to that certain Stock Purchase Agreement, dated as of the date hereof (as the same may from time to time be amended, supplemented, restated, or otherwise modified, together with any related ancillary agreements, the “Purchase Agreement”), whereby Guarantors assigned and conveyed, and CDIX accepted and assumed, all of the equity interests in the Beneficiary; and

WHEREAS capitalized terms used herein without meaning shall have the meaning given to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce CDIX to consummate the transactions contemplated in the Purchase Agreement, the Guarantors hereby agree as follows:

1.               Guaranty. Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees to Beneficiary, (i) performance of all of the proforma growth projections set forth in Schedule 1 attached hereto (the “Proforma Growth Projections”). In the event the Company fails to meet these projections , Beneficiary will be entitled to set off from Guarantors’ bonus of thirty percent of the short fall. The maximum amount of setoff will be Guarantors’ entire bonus.

2.               Continuing, Absolute and Unconditional Guaranty. This Guaranty is a continuing guaranty of the Obligations, and is an absolute, irrevocable, and unconditional guaranty of performance with respect to the projections, and each Guarantor shall be jointly and severally liable for the bonus setoff of the Obligations as a primary obligor.

3.               Each Guarantor acknowledges and agrees:

(1)	Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Obligations as to only the projections,

(2)	This Guaranty is a guaranty to a setoff in future bonuses due Guarantors.

(3)	It is the intent of the Guarantors and Beneficiary that the obligations and liabilities of the Guarantors under this Guaranty are joint and several, absolute, irrevocable and unconditional under any and all circumstances and that until the Obligations as to the projections are fully and finally met the Guarantors under this Guaranty shall not be discharged or released, in whole or in part, by any act or occurrence that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of a guarantor other than by meeting the projections and/or having Guarantors’ bonuses reduced in accordance with this Guarantee.

4.               Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Guarantors may not, without the prior written consent of Beneficiary, assign any of its rights, powers, or obligations hereunder, which consent shall not be unreasonably withheld. Beneficiary may assign this Guaranty and its rights hereunder without the consent of the Guarantors. Any attempted assignment in violation of this section shall be null and void.

5.               Governing Law. The validity, enforcement, and interpretation of this Guaranty, shall for all purposes be governed by and construed in accordance with the laws of the State of Nevada, and is intended to be performed in accordance with, and only to the extent permitted by, such laws.

Exhibit F-10

6.               Severability. If any provision of this Guaranty or the application thereof to any person or circumstance shall, for any reason and to any extent, be declared to be invalid or unenforceable, neither the remaining provisions of this Guaranty nor the application of such provision to any other person or circumstance shall be affected thereby, and the remaining provisions of this Guaranty, or the applicability of such provision to other persons or circumstances, as applicable, shall remain in effect and be enforceable to the maximum extent permitted by applicable law.

7.               Representations and Warranties. As an inducement to Beneficiary to enter into this Guaranty and the Purchase Agreement, the Guarantors hereby represent, warrant, and covenant that: (a) the Guarantors are duly organized, validly existing, and in good standing under the laws of the state of its organization and has full power and authority to enter into and perform this Guaranty; (b) this Guaranty is duly authorized and valid, and is binding upon and enforceable against the Guarantors, except to the extent the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforceability of creditors’ rights generally and by general equitable principles; (c) the Guarantors are not, and the execution, delivery and performance by the Guarantors of this Guaranty will not cause any Guarantor to be, in violation of or in default with respect to any law or in default (or at risk of acceleration of indebtedness) under any agreement or restriction by which such Guarantor is bound or affected; and (d) the Guarantors have read and fully understand the provisions contained in the Purchase Agreement.

8.               Notices. All notices, requests, consents, demands and other communications hereunder (each, a “Notice”) shall be in writing and delivered to the parties at the addresses set forth in the Purchase Agreement. All Notices shall be delivered by personal delivery, nationally recognized overnight courier, [facsimile or email] or certified or registered mail (return receipt requested, postage prepaid). Except as otherwise provided in this Guaranty, a Notice is effective only (a) with written confirmation of delivery or transmission; (b) upon receipt of the receiving party; and (c) if the party giving the Notice has complied with the requirements of this section.

9.               Entire Agreement; Counterparts; Construction. This Guaranty embodies the entire agreement between Beneficiary the Guarantors and with respect to the guaranty by the Guarantors of the Obligations. This Guaranty supersedes all prior agreements and understandings, if any, with respect to the guaranty by the Guarantor of the Obligations. This Guaranty shall be effective upon execution by the Guarantors and delivery to Beneficiary. This Guaranty may not be modified, amended, or superseded except in a writing signed by Beneficiary and the Guarantors referencing this Guaranty by its date and specifically identifying the portions hereof that are to be modified, amended, or superseded. As used herein, the words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

10.            WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OBLIGATIONS HEREUNDER.

Exhibit F-11

IN WITNESS WHEREOF, each Guarantor has duly executed this Guaranty as of the date first written above.

GUARANTORS:

By:	Dr. Marc D. Brodsky, MD	By:	Michael Wycoki, Jr., PA

By:	Dr. Kevin Fitzgerald, Md

Exhibit F-12

EXHIBIT g

FORM OF stock power

[Seller to Provide]

Exhibit G-1

SCHEDULE 1

Proforma Growth Projections

Future EBITDA calculations form supplemental payment and bonuses to be calculated annually from the closing date and include Income From Operations, Lease Amortization, and Depreciation.

Exhibit G-2

SCHEDULE 2

Exhibit G-3

EXHIBIT G

FORM OF STOCK POWER CERTIFICATE

Exhibit G-4

[Schedule 3(c)]1

Capitalization

The aggregate number of shares which the Company has the authority to issue is 8,500,000,000 shares of the following type, series, and class:

(a) Seven Billion, Five Hundred Million (7,500,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”) of which 1,639,996 shares outstanding as of October 19, 2020.

(b) One Billion (1,000,000,000) Blank Check Preferred Shares, $0.001 par value per share (“Blank Check Preferred Stock”) of which Eight Hundred Twenty-Six Million One Hundred Ninety-Seven Thousand Three Hundred Eighty-Three (826,197,383) shares of the following Series of Preferred Stock of which 198,150,504 are outstanding as of the Closing Date:

Series A Preferred Stock

The Company has designated 4 shares of preferred stock as Series A Preferred Stock (“Series A”), with a par value of $.0001 per share, of which 1 share of preferred stock was issued and outstanding as of The Closing Date. Series A is authorized to have four shares which do not bear dividends and converts to common shares at four times the sum of: all shares of Common Stock issued and outstanding at time of conversion plus all shares of Series B Preferred Stock issued and outstanding at time of conversion divided by the number of issued Class A shares at the time of conversion, and have voting rights four times the sum of: all shares of Common Stock issued and outstanding at time of voting plus all shares of Series B Preferred Stocks issued and outstanding at time of voting divided by the number of Class A shares issued at the time of voting.

Series B Preferred Stock

The Company has designated 3,000,000 shares of preferred stock as Series B Preferred Stock (“Series B”), with a par value $0.001 per share, of which 1,953,270 shares of Series B preferred stock were issued and outstanding as of April 12,2021. Shares of Series B are anti-dilutive to reverse splits. The conversion rate of shares of Series B, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split. Series B is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series B converts to 2 shares of Common Stock.

Series C Preferred Stock

The Company has designated 500 shares of preferred stock as Series C Preferred Stock (“Series C”), with a par value of $0.001 per share, of which 123 shares were issued and outstanding as of Closing Date. Shares of Series C are non-dilutive to reverse splits. The conversion rate of shares of Series C, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split. Each one share of Series C converts to 100,000 shares of Common Stock. Each share of Series C shall have one vote for any election or other vote placed before the shareholders of the Company. If the Company up lists to NASDAQ, the Company has the right to repurchase these shares for $50,000 per share.

Series D Preferred Stock

The Company has designated 800,000 shares of preferred stock as Series D Preferred Stock (“Series D”), with a par value of $0.001 per share, of which 37,500 shares were issued and outstanding as of Closing Date. Series D is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series D converts to 2 shares of Common Stock.

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1 NTD: to be moved to Schedule 3(c) of Disclosure Schedules.

Exhibit G-5

Series E Preferred Stock

The Company has designated 1,000,000 shares of preferred stock as Series E Preferred Stock (“Series E”), with a par value of $0.001 per share, of which 150,749 shares were issued and outstanding as of Closing Date. Series E is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series E converts to 2 shares of Common Stock.

Series E1 Preferred Stock

The Company has designated 1,000,000 shares of preferred stock as Series E1 Preferred Stock (“Series E1”), with a par value of $0.001, of which no shares were issued and outstanding as of Closing Date. Series E1 is “non-Voting stock.” Each one share of Series E1 converts to 2 shares of Common Stock.

Series F Preferred Stock

The Company has designated 800,000 shares of preferred stock as Series F Preferred Stock (“Series F”), with a par value of $0.001 per share, of which 175,043 shares were issued and outstanding as of Closing Date. Series F is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series F converts to 2 shares of Common Stock.

Series F1 Preferred Stock

The Company has designated 800,000 shares of preferred stock as Series F1 Preferred Stock (“Series F1”), with a par value of $0.001 per share, of which 7,149 shares were issued and outstanding as of Closing Date. Series F1 is “non-Voting stock.” Each one share of Series F1 converts to 2 shares of Common Stock.

Series G Preferred Stock

The Company has designated 20,000,000 shares of preferred stock as Series G Preferred Stock (“Series G”), with a par value of $0.001 per share, of which 325,245 shares was issued and outstanding as of Closing Date. Series G is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series G converts to 2 shares of Common Stock.

Series G1 Preferred Stock

The Company has designated 10,000,000 shares of preferred stock as Series G1 Preferred Stock (“Series G1”), with a par value of $0.001 per share, of which no shares was issued and outstanding as of Closing Date. Series G1 is “non-Voting stock”. Each one share of Series G1 converts to 2 shares of Common Stock.

Series H Preferred Stock

The Company has designated 37,500 shares of preferred stock as Series H Preferred Stock (“Series H”), with a par value of $0.001 per share, of which no shares were issued and outstanding as of Closing Date. Series H is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series H converts to 2 shares of Common Stock.

Series H1 Preferred Stock

The Company has designated 3,000,000 shares of preferred stock as Series H1 Preferred Stock (“Series H1”), with a par value of $0.001 per share, of which no shares were issued and outstanding as of Closing Date. Series H1 is “non-Voting stock”. Each one share of Series H1 converts to 2 shares of Common Stock.

Series I Preferred Stock

The Company has designated 500,000,000 shares of preferred stock as Series I Preferred Stock (“Series I”), with a par value of $0.001 per share, of which 193,894,167 shares were issued and outstanding as of Closing Date. Series I is awarded “Voting Right” at the ratio of 5 votes per share owned. Each one share of Series I converts to 2 shares of Common Stock.

Exhibit G-6

Series J Preferred Stock

The Company has designated 10,000,000 shares of preferred stock as Series J Preferred Stock (“Series J”), with a par value of $0.001 per share, of which no shares were issued and outstanding as of Closing Date. Series J is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series J converts to 2 shares of Common Stock.

Series J1 Preferred Stock

The Company has designated 7,500,000 shares of preferred stock as Series J1 Preferred Stock (“Series J1”), with a par value of $0.001 per share, of which no shares were issued and outstanding as of Closing Date. Series J1 is “non-Voting stock”. Each one share of Series J1 converts to 2 shares of Common Stock.

Series K Preferred Stock

The Company has designated 10,937,500 shares of preferred stock as Series K Preferred Stock (“Series K”), with a par value of $0.001 per share, of which 43,750 shares were issued and outstanding as of Closing Date. Series K is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series K converts to 1.25 shares of Common Stock.

Series K1 Preferred Stock

The Company has designated 35,000,000 shares of preferred stock as Series K1 Preferred Stock (“Series K1”), with a par value of $0.001 per share, of which no shares were issued and outstanding as of Closing Date. Series K1 is “non-Voting stock.” Each one share of Series K1 converts to 1.25 shares of Common Stock.

Series L Preferred Stock

The Company has authorized 100,000,000 shares of preferred stock as Series L Preferred Stock (“Series L”), with a par value of $0.001 per share, of which 319,493 shares were issued and outstanding as of Closing Date. Series L is awarded “Voting Right” at the ratio of 1 vote per share owned. Each one share of Series L converts to 2 shares of Common Stock. The Board of Directors have agreed to adjust all issued and outstanding shares of “Series L” Preferred Stock to minimum of $1,278,000 in value. This minimum cannot be diluted due to actions taken by the Company, its BOD and/or its shareholders. All newly issued Stock are subject to a lockup agreement. Liquidation limited to 20% per year.

Series L1 Preferred Stock

The Company has authorized 100,000,000 shares of preferred stock as Series L1 Preferred Stock (“Series L1”), with a par value of $0.001 per share, of which no shares were issued and outstanding as of Closing Date. Series L1 is “non-Voting stock.” Each one share of Series L1 converts to 2 shares of Common Stock. L1 was established and filed with the State of Florida on March 5, 2019. No shares have been issued.

Series M Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock designated as Series M Preferred Stock (“Series M”), par value $0.001 per share, of which no shares were issued and outstanding as of Closing Date. The Series M votes with the common at 1 vote per share and converts to common stock at a ratio of 1 share preferred to 2 shares common. All newly issued Stock are subject to a lockup agreement. Liquidation limited to 25% in one year and subsequently 25% per year.

Series P Preferred Stock

The Company has authorized 7,500,000 shares of preferred stock designated as Series P Preferred Stock (“Series P”), par value $0.001 per share, of which no shares were issued and outstanding as of Closing Date. The Series P votes with the common at 1 vote per share and converts to common stock at a ratio of 1 share preferred to 2 shares common.

Exhibit G-7

Series R Preferred Stock.

The Company has authorized 5,000 shares of preferred stock designated as Series R Preferred Stock (“Series R”), par value $0.001 per share, of which 165 shares were issued and outstanding as of Closing Date. The Series R votes with the common at 1 vote per share and converts to common stock at a ratio of 1 share preferred to 1 shares common. Shares of Series R Shares are non-dilutive to reverse splits. The conversion rate of shares of Series R, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split. Each one share of Series R has a stated value of $1,200.

Exhibit G-8